As filed with the Securities and Exchange Commission on December 10, 2018
Registration No. 333-195086
Registration No. 333-168623
Registration No. 333-131450
Registration No. 033-40988
Registration No. 333-26359

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195086
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168623
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131450
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-40988
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-26359

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SONIC CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-1371046 (I.R.S. employer identification no.)

300 Johnny Bench Drive
Oklahoma, City, OK 73104
(Address of principal executive offices)

SONIC CORP. 2006 LONG-TERM INCENTIVE PLAN
1991 SONIC CORP. STOCK PURCHASE PLAN
SONIC CORP. SAVINGS AND PROFIT SHARING PLAN
(Full title of the plan(s))
____________________

Paige S. Bass
Senior Vice President, General Counsel and Assistant Corporate Secretary
300 Johnny Bench Drive
Oklahoma, City, OK 73104
(Name and address of agent for service)

(405) 225-5000
(Telephone number, including area code, of agent for service)
____________________

Copies to:

John J. Cannon, III
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY  10022
Telephone:  (212) 848-4000
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment)” to the following Registration Statements on  Form S-8 (collectively, the “Registration Statements”) is being filed to deregister all shares of common stock, $.01 par value per share (the “Common Stock”), of Sonic Corp. (the “Company”) that had been registered and remain unsold under the Registration Statements (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement 333-195086 registering 6,551,522 shares of Common Stock for the Sonic Corp. 2006 Long-Term Incentive Plan (the “Plan”).

Registration Statement 333-168623 registering 2,806,266 shares of Common Stock for the Plan.

Registration Statement 333-131450 registering 4,500,000 shares of Common Stock for the Plan.

Registration Statement 033-40988 registering 300,000 shares of Common Stock for the 1991 Sonic Corp. Stock Purchase Plan.

Registration Statement 333-26359 registering 150,000 shares of Common Stock for the Sonic Corp. Savings and Profit Sharing Plan.

On September 24, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Brands, Inc., a Delaware corporation (“Parent”), and SSK Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on December 7, 2018, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, Oklahoma, as of December 10, 2018.

Sonic Corp.

By:	/s/ Paige S. Bass
Name:	Paige S. Bass
Title:	Senior Vice President, General Counsel and Assistant Corporate Secretary

No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.